Exhibit 10.1
September 24, 2023 Alex Ryan
Dear Alex:

As we have discussed, you are resigning from your employment with Duckhorn Wine Company (the “Company”) and The Duckhorn Portfolio, Inc. (the “Parent” and, together with the Company, “Companies”), effective as of September 27, 2023 (the “Resignation Date”).
Capitalized terms not defined herein shall have the meanings ascribed to them in the Amended and Restated Employment Agreement, by and between you and the Companies, dated March 8, 2021 (the “Employment Agreement”). The purpose of this letter (the “Agreement”) is to confirm the terms concerning your resignation from employment, as follows:

1.Final Compensation. You will receive pay for all work you have performed for the Companies through the Resignation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you have earned but not used as of the Resignation Date, determined in accordance with the policies of the Companies and as reflected on the books of the Companies. You will receive the payments described in this Section 1 regardless of whether or not you elect to sign this Agreement.

2.Resignations. You hereby resign from any and all positions, offices and directorships that you hold with the Companies or any of their Affiliates, or in connection with or by virtue of your employment with the Companies (including, without limitation, with any trade or industry organizations), effective as of the Resignation Date, without any further action required therefor (collectively, the “Resignations”). The Companies, on their own behalf and on behalf of their Affiliates, hereby accepts the Resignations as of the Resignation Date. You agree to sign and return such documents confirming the Resignations as the Companies or any of their Affiliates may reasonably request.

3.Prior Year Bonus. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and your Continuing Obligations, and in full consideration of any rights you may have under the Employment Agreement, the Companies will pay your Prior Year Bonus (which you and the Companies acknowledge will be in the gross amount of $1,015,714) (the “Prior Year Bonus”). The Prior Year Bonus will be paid to you at the time that annual bonuses for the 2023 fiscal year are paid to employees of the Companies or, if later, seven (7) days after the revocation period described below has ended (and in no event later than December 31, 2023).

4.Acknowledgement of Full Payment and Withholding. You acknowledge and agree that the payments provided under Section 1 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Companies, whether for services provided to the Companies, under the Employment Agreement or otherwise, through the Resignation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you. All payments made by the Companies under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Companies under applicable law and all other lawful deductions authorized by you.

5.Status of Employee Benefits, Paid Time Off, Expenses, Equity and Deferred Compensation.

(a)Except for any right you may have to continue your participation and that of your eligible dependents in the Companies’ medical, dental, and vision plans under the federal law known as “COBRA” or similar state law, your participation in all employee benefit plans of the Companies will end as of the Resignation Date, in accordance with the terms of those plans. You will receive information about your COBRA continuation rights under separate cover.

(b)Within two (2) weeks following the Resignation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement, and, in accordance with the policies of the Companies, reasonable substantiation and documentation for the same. The Companies will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(c)You acknowledge and agree that, as of the Resignation Date, (i) any stock options, restricted stock units, or other equity awards you were granted by Parent or any of its Affiliates that are then unvested will be automatically forfeited for no consideration in accordance with the terms of such awards and (ii) any stock options granted by Parent under Parent’s 2021 Equity Incentive Plan (the “Plan”) that are vested as of the Separation Date in accordance with the terms of the Plan and your award agreements thereunder will remain outstanding and exercisable in accordance with the Plan and such award agreements (it being understand that the Plan provides that such options must be exercised within three (3) months following the Resignation Date unless earlier terminated as set forth therein).

(d)Reference is made to Duckhorn Wineries, Inc.’s Deferred Compensation Plan (the “Deferred Compensation Plan”), in which you participated during your employment with the Companies. You acknowledge and agree that, as of the Resignation Date, (i) any portion of your account under the Deferred Compensation Plan that is then unvested will be automatically forfeited for no consideration in accordance with the terms of the Deferred Compensation Plan and (ii) any portion of your account under the Deferred Compensation Plan that is vested and remains payable under the Deferred Compensation Plan will be paid in accordance with the terms of the Deferred Compensation Plan.

6.Continuing Obligations, Confidentiality and Right to Review.

(a)You acknowledge that you will continue to be bound by your obligations under the Employment Agreement (including, for the avoidance of doubt, under Section 3 therein) and under any other written agreement by and between you and the Companies or any of their Affiliates that, in each case, survive the termination of your employment by necessary implication or the terms thereof (collectively, the “Continuing Obligations”).

(b)Subject to Section 9(c) of this Agreement, you and the Companies agree that, until such time when this Agreement is publicly filed, neither you nor the Companies will disclose this Agreement or any of its terms or provisions, directly or by implication, except that (i) you may disclose this Agreement to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others and (ii) the Companies may disclose this Agreement (and its terms and provisions) to their legal and tax advisors, to the members of their respective boards of directors and to their employees and other individuals on a need-to-know basis, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. For the avoidance of doubt, this Section 6(b) does not prohibit any party from disclosing the fact or timing of the Resignations.

(c)You and the Companies agree that the Companies will provide you a reasonable opportunity to review and comment on any broad-based internal or external communications from the Companies regarding your resignation from employment.

7.Return of Documents and Other Property. In signing this Agreement, you represent and warrant that you will return to the Companies, within five (5) days following the Resignation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Companies and their Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Companies or any of their Affiliates in your possession or control; provided, however, that you will be permitted to retain your cellular phone and related phone number, and the printer and laptop you have at your residence, along with your personal effects at the Companies’ offices that are not property of the Companies or any of their Affiliates, provided that you first present them to the Companies so that all information of the Companies and their Affiliates may be permanently deleted. Further, you represent and warrant that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Companies or any of its Affiliates. Recognizing that your employment with the Companies is terminating as of the Resignation Date, you represent and warrant that you will not, following the Resignation Date, for any purpose, attempt to access or use any computer or computer network or system of the Companies or any of their Affiliates, including without limitation the electronic mail system. Further, you acknowledge that you will disclose to the Companies all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Companies or any of their Affiliates.

8.Cooperation. You agree to cooperate with the Companies and their Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to (i) execution of the Companies’ various SEC filings and related certifications prior to the Resignation Date, (ii) all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement, and (iii) being available to the boards of directors of the Companies, upon reasonable request and for a reasonable period of time following the Resignation Date, to assist with a smooth transition of your prior duties and responsibilities to the Companies (including but not limited to those pertaining to industry relationships and M&A activities).

9.General Release of Claims.

(a)In exchange for the special benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, against the Companies or any of their Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment or your other association with the Companies or any of their Affiliates or the termination of the same, or the Employment Agreement, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the fair employment practices laws and statutes of the state or states in which you have provided services to the Companies or any of their Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Companies, their Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all such Claims. In addition, you hereby waive any notice otherwise required for any meeting of the board of directors of the Companies occurring after the date set forth above. Notwithstanding the foregoing, Claims does not include any (i) payments, benefits and other rights provided under this Agreement, (ii) right you may have with respect to any vested 401(k) benefits, any vested benefits under the Deferred Compensation Plan or any other vested benefit provided under any employee benefit plan of the Companies that you may have as of the Resignation Date, (iii) rights that you may have to indemnification, including under that certain Indemnification Agreement, by and between you and Parent (the “Indemnification Agreement”) or any rights to coverage under any D&O insurance or employment practices liability insurance policy maintained by the Companies or (iv) any claims that cannot be released as a matter of law. Nothing in this Agreement shall expand or vitiate any and all obligations, to the extent existing as of the Resignation Date, to provide a defense for you arising out of your employment at the Companies, including, but not limited to any obligations under the Indemnification Agreement or any D&O insurance or employment practices liability insurance policy maintained by the Companies. For the avoidance of doubt, the consideration provided for your release of claims under the California Fair Employment and Housing Act are the Companies’ commitments in Sections 6(c) and 7 of this Agreement.

(b)In signing this agreement, you expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

    Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that the general release and waiver of claims set forth in this Section 9 is intended to include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor at the time you sign it, and that this Agreement contemplates the extinguishment of any and all such claims

(c)Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity (or requires you to furnish notice to the Companies relating to the same). In addition, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

(d)This Agreement, including the general release of claims set forth in Section 9(a), creates legally binding obligations and the Companies and their Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Companies and their Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty- one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(b) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

10.Miscellaneous.

(a)This Agreement constitutes the entire agreement between you and the Companies, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including, for the avoidance of doubt, the Employment Agreement. Notwithstanding the foregoing, nothing herein will limit or supersede (i) the Continuing Obligations, (ii) the Plan and your award agreements thereunder, with respect to your stock options, restricted stock units and other equity awards granted to you by the Duckhorn Portfolio, Inc., (iii) the Deferred Compensation Plan, with respect to any compensation thereunder, and (iv) the Indemnification Agreement, in each case, which shall remain in full force and effect in accordance with their terms.

(b)If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided, however, and for the avoidance of doubt, in no event shall the Companies be required to provide payments or benefits to you pursuant to Section 2 of this Agreement if all or part of the general release in Section 9 of this Agreement is held to be invalid or unenforceable.

(c)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized designee of each of the Companies. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(d)The obligation of the Companies to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Continuing Obligations.

(e)This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree that any dispute shall be brought only in, and you agree to submit to the exclusive jurisdiction of, the courts of and in the State of California in connection with any dispute arising out of, connected with, or relating to this Agreement or your employment or other association with the Companies or the termination of the same.

(f)This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by DocuSign, facsimile, electronic mail (including “pdf”), and any other means of electronic transmission complying with the U.S. federal ESIGN Act of 2000, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

[Signature page immediately follows.]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Companies on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

Duckhorn Wine Company

By:     /s/ S.B.A. Sullivan     Name: Sean Sullivan
Title: Executive Vice President, Chief strategy and
Legal Officer

The Duckhorn Portfolio, Inc.

By:     /s/ S.B.A. Sullivan     Name: Sean Sullivan
Title: Executive Vice President, Chief strategy and
Legal Officer

Accepted and agreed:

Signature: /s/ Alex Ryan     Alex Ryan

Date: September 24, 2023